Exhibit 12



                                    THE COCA-COLA COMPANY AND SUBSIDIARIES

                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                          (In millions except ratios)

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                                          Six Months
                                             Ended                  Year Ended December 31,
                                           June 30,     --------------------------------------------------------------
                                             1999       1998         1997         1996         1995         1994
                                             ----       ----         ----         ----         ----         ----
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles                  $  2,448       $  5,198     $  6,055     $  4,596     $  4,328     $  3,728

 Fixed charges                                178            320          300          324          318          236

Adjustments:
  Capitalized
   interest, net                              (10)           (17)         (17)          (7)          (9)          (5)

  Equity (income) loss,
   net of dividends                           126             31         (108)         (89)         (25)          (4)
                                         --------       --------     --------     --------     --------     --------

 Adjusted earnings                       $  2,742       $  5,532     $  6,230     $  4,824     $  4,612     $  3,955
                                         ========       ========     ========     ========     ========     ========


FIXED CHARGES:

 Gross interest
  incurred                               $    165       $    294     $    275     $    293     $    281     $    204

 Interest portion of
  rent expense                                 13             26           25           31           37           32
                                         --------       --------     --------     --------     --------     --------

 Total fixed charges                     $    178       $    320     $    300     $    324     $    318     $    236
                                         ========       ========     ========     ========     ========     ========

 Ratios of earnings
  to fixed charges                           15.4           17.3         20.8         14.9         14.5         16.8
                                         ========       ========     ========     ========     ========     ========


     At June 30, 1999, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $440 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that our Company will be required to satisfy the guarantees.

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